EXHIBIT 99.1

Evolving Systems Reports Third Quarter 2016 Financial Results

•                  New orders from three major carrier group companies during the quarter

•                  Growing partnership with global network equipment OEM produces two new customers in Africa and Middle East

•                  License and services backlog up 41% year over year to $7.4 million

•                  Adjusted EBITDA up 76% YOY with 79% gross margins and 33% adjusted-EBITDA margins

•                  Net income up 65% YOY; $0.08 EPS vs. $0.05 a year ago; 34th consecutive profitable quarter

ENGLEWOOD, Colorado, November 8, 2016 — Evolving Systems, Inc. (Nasdaq: EVOL), a leader in real-time customer activation, analytics and lifecycle management for connected mobile devices worldwide, today reported financial results for its third quarter and nine-month period ended September 30, 2016.

“During the third quarter we booked three new orders for our customer acquisition and activation software and services, which are designed to help carriers acquire new customers and accelerate delivery of next generation services,” said Thomas Thekkethala, CEO. “Two of these new orders came from new customers and were won in collaboration with a global network equipment OEM. Carriers expect more from their OEM partners in terms of acquiring and engaging customers and developing new revenue streams from next gen services. The OEMs are working closely with us to expand our joint engagements with carriers around the world.

“From a financial highlights perspective, we reported a substantial increase in profitability due to economies of scale achieved through our shift to a managed services model and our continued focus on LEAN methodologies, which have resulted in streamlined operations and a $6.5 million reduction in annualized costs,” Thekkethala added. “Net income and adjusted EBITDA increased 65% and 76%, respectively, on a year-over-year basis, and our third quarter EPS grew to $0.08 from $0.05 last year. In addition, our license and services backlog at the end of the third quarter increased 41% year over year.”

Financial Results Recap

Total third quarter revenue increased 6% to $6.1 million from $5.8 million last year.  License and services revenue increased 10% year over year while customer support revenue was flat. Operating income increased 78% year over year to $1.7 million from $954,000. Net income increased 65% to $941,000, or $0.08 per diluted share, from $570,000, or $0.05 per diluted share, in the same quarter last year. Adjusted EBITDA in the third quarter increased 76% to $2.0 million from $1.1 million in the third quarter a year ago. Adjusted EBITDA margins grew to 33% from 20% year over year.

For the nine-month period the Company reported a 1% increase in revenue to $18.7 million from $18.5 million. License and services revenue decreased 5% year over year while customer support revenue increased 10%. Operating income increased 15% year over year to $3.8 million from $3.3 million. Net income declined slightly to $2.1 million, or $0.18 per diluted share, from net income of $2.2 million, or $0.19 per diluted share, in the same period last year. Adjusted EBITDA increased 50% year over year to $5.8 million from $3.9 million. Adjusted EBITDA margins grew to 31% from 21% year over year.

Cash and cash equivalents at September 30, 2016, were $6.9 million compared to $5.9 million in the second quarter and $8.4 million and 2015 year-end. The Company closed the quarter with $7.7 million in working capital, up from $7.1 million in the second quarter and $3.5 million at 2015 year end. The Company generated $5.5 million in cash from operations through the first nine months of 2016, up 91% compared with $2.9 million in the same period a year ago.  During the first quarter of 2016 Evolving Systems paid down $4.0 million of its $10.0 million revolving line of credit and converted the remaining $6.0 million into a term loan, which is scheduled to be fully repaid by the end of 2019.

Bookings and Backlog Highlights

Total third quarter bookings decreased 2% year over year to $5.7 million from $5.8 million in the same quarter last year. License and services bookings increased 3% year over year to $3.9 million. Customer support bookings in the third quarter were $1.8 million versus $2.0 million last year. Bookings are defined as sales orders expected to be recognized as revenue during the following 12 months.

Total backlog at the end of the third quarter increased 17% year over year to $12.0 million from $10.3 million. License and services backlog increased 41% year over year to $7.4 million from $5.2 million.

Conference Call

The Company will conduct a conference call and webcast today at 2:30 p.m. Mountain Time. The call-in numbers for the conference call are 1-877-303-6316 for domestic toll free and 1-650-521-5176 for international callers. The conference ID is 99340132. A telephone replay will be available through November 22, 2016, and can be accessed by calling 1-855-859-2056 or 1-404-537-3406. Conference ID 99340132. To access a live webcast of the call, please visit Evolving Systems’ website at www.evolving.com, click the ‘Investors’ tab and then click the ‘Q3 earnings call’ icon at left. A replay of the Webcast will be accessible at that website through November 22, 2016. The webcast is also available by clicking the following link:  http://edge.media-server.com/m/p/y2z6gp4s

Non-GAAP Financial Measures

Evolving Systems reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release non-GAAP financial information in the form of net income, diluted net income per share and adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment, stock compensation and gain/loss on foreign exchange transactions). Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance. Investors and financial analysts who follow the Company use non-GAAP net income and non-GAAP diluted income per share to compare the Company against other companies. Adjusted EBITDA can be useful for lenders as an indicator of earnings available to service debt. Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ: EVOL) is a provider of software and services to 75 network operators in over 50 countries worldwide. The Company’s portfolio includes market-leading subscriber service, SIM card and mobile broadband activation of connected devices and real-time analytics and marketing solutions to monetize mobile network services and consumer behavior. Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United States, United Kingdom, India, Malaysia and Romania. For more information please visit www.evolving.com or follow us on Twitter http://twitter.com/EvolvingSystems

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Specifically, statements about the market for the Company’s products, prospects for new customer wins, ability to successfully transition to a managed services, recurring revenue model; potential for margin improvement; and the ability to post quarterly results that are similar to those described in this press release are forward-looking statements. These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations. For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K filed with the SEC on March 15, 2016; Forms 10-Q, 10-Q/A, 8-K and 8-K/A; press releases and the Company’s website.

Investor Relations

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

303.393.7044

jay@pfeifferhigh.com

Evolving Systems Marketing Department

marketing@evolving.com

Consolidated Statements of Operations

(In thousands except per share data)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenue:
License fees and services	$3,557	$3,228	$10,616	$11,177
Customer support	2,546	2,545	8,045	7,327
Total revenue	6,103	5,773	18,661	18,504
Costs of revenue and operating expenses:
Costs of license fees and services, excluding depreciation and amortization	961	1,043	2,968	3,458
Costs of customer support excluding depreciation and amortization	298	396	1,003	1,116
Sales and marketing	1,236	1,336	3,807	4,435
General and administrative	952	1,010	2,774	2,943
Product development	697	913	2,485	2,887
Depreciation	57	97	205	277
Amortization	196	24	587	71
Restructuring	3	—	1,007	—
Total costs of revenue and operating expenses	4,400	4,819	14,836	15,187
Income from operations	1,703	954	3,825	3,317
Other income (expense):
Interest income	1	5	4	14
Interest expense	(74)	(3)	(265)	(9)
Foreign currency exchange loss	(261)	(244)	(508)	(218)
Other expense, net	(334)	(242)	(769)	(213)
Income from operations before income taxes	1,369	712	3,056	3,104
Income tax expense	428	142	908	894
Net income	$941	$570	$2,148	$2,210
Basic income per common share	$0.08	$0.05	$0.18	$0.19
Diluted income per common share	$0.08	$0.05	$0.18	$0.19
Weighted average basic shares outstanding	11,873	11,687	11,824	11,677
Weighted average diluted shares outstanding	11,979	11,927	11,967	11,938

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30,	December 31,
	2016	2015
ASSETS
Current Assets:
Cash and cash equivalents	$6,941	$8,400
Contract receivables, net	5,904	7,727
Unbilled work-in-progress	3,725	4,158
Prepaid and other current assets	1,792	1,459
Total current assets	18,362	21,744
Property and equipment, net	359	560
Amortizable intangible assets, net	4,396	4,983
Goodwill	21,269	23,142
Total assets	$44,386	$50,429
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capital lease obligations	$3	$5
Revolving line of credit	—	10,000
Term loan — current	1,492	—
Accounts payable and accrued liabilities	4,332	4,607
Income taxes payable	579	324
Unearned revenue	4,284	3,330
Total current liabilities	10,690	18,266
Long-term liabilities:
Capital lease obligations, net	—	1
Term loan, net	4,500	—
Total liabilities	15,190	18,267
Stockholders’ equity:
Common stock	12	12
Additional paid-in capital	97,681	97,418
Treasury stock	(1,253)	(1,253)
Accumulated other comprehensive loss	(8,780)	(5,999)
Accumulated deficit	(58,464)	(58,016)
Total stockholders’ equity	29,196	32,162
Total liabilities and stockholders’ equity	$44,386	$50,429

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands except per share data)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
Non-GAAP net income and income per share:
GAAP net income	$941	$570	$2,148	$2,210
Amortization of intangible assets	196	24	587	71
Stock-based compensation expense	52	69	198	229
Restructuring	3	—	1,007	—
Income tax adjustment for non-GAAP*	(92)	(30)	(600)	(99)
Non-GAAP net income	$1,100	$633	$3,340	$2,411

Diluted net income per share:
GAAP	$0.08	$0.05	$0.18	$0.19
Non-GAAP	$0.09	$0.05	$0.28	$0.20
Shares used to compute diluted EPS	11,979	11,927	11,967	11,938

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
Adjusted EBITDA:

Net income	$941	$570	$2,148	$2,210
Depreciation	57	97	205	277
Amortization of intangible assets	196	24	587	71
Stock-based compensation expense	52	69	198	229
Restructuring	3	—	1,007	—
Interest expense, net	334	242	769	213
Income tax expense	428	142	908	894
Adjusted EBITDA	$2,011	$1,144	$5,822	$3,894

*The estimated income tax for non-GAAP net income is adjusted by the amount of additional expense that the Company would accrue if it used non-GAAP results instead of GAAP results in the calculation of its tax liability, taking into account in which tax jurisdiction each of the above adjustments would be made and the tax rate in that jurisdiction.

Supplementary Data

(In thousands)  (Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
Bookings
License fees and services	$3,923	$3,801	$12,073	$10,893
Customer support	1,758	2,001	6,816	7,317
Total bookings	$5,681	$5,802	$18,889	$18,210

	Three months ended
	September 30,
	2016	2015
Backlog**
License fees and services	$7,415	$5,249
Customer support	4,599	5,043
Total backlog	$12,014	$10,292

Since the company has transitioned from the old product license sales model to selling bundled solutions and managed services that encompass multiple products, it is no longer feasible to accurately report revenue/bookings/backlog data by product.

**The change in backlog during the periods presented may not equal the difference between revenue recognized and bookings due to changes in foreign exchange rates.